Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, December 9, 2009		205.326.8421

Energen Increases 2010 Earnings Guidance Range by 20 Cents

BIRMINGHAM, Alabama – The Board of Directors of Energen Corporation (NYSE: EGN) today approved the energy company’s 2010 budget, which supports calendar-year earnings within a range of $4.20–$4.60 per diluted share. This reflects an increase of 20 cents per diluted share in the company’s earnings guidance initiated in October; the increase largely is due to subsequent oil, gas and natural gas liquids (NGL) hedging, lower depreciation rates and reduced income taxes.

“With our latest hedge additions in November and December, we now have above-market prices locked in for 72 percent of our estimated 2010 production,” said James McManus, Energen’s chairman and chief executive officer. “This is a significant hedge position that puts us in an excellent position to generate double-digit earnings growth and significant discretionary cash flows in 2010.

“With the near-term future of natural gas prices uncertain, we are pleased to have substantial oil properties on which to focus in the coming year and have allocated approximately 75 percent of our 2010 capital spending for oil projects in the Permian Basin,” McManus added. Energen’s activities in the Permian Basin in 2010 will focus on waterflood expansion, development of the Fuhrman-Mascho Field, “Wolfberry” wells and the Bone Springs oil play. “We are prepared to step up development of our natural gas properties should prices rebound,” McManus said.

Energen’s earnings guidance assumes that commodity prices applicable to its unhedged production will average $5.50 per thousand cubic feet (Mcf) for natural gas, $75 per barrel for oil and 81 cents per gallon for NGL. The company estimates that its total production in 2010 will increase approximately 3 percent to 114 billion cubic feet (Bcf) equivalent.

Energen has hedges in place in 2010 for 75 percent of its estimated natural gas production of 70 Bcf at an average NYMEX-equivalent price of $8.03 per Mcf, 73 percent of its estimated oil production of 5.5 million barrels (MMBbl) at an average NYMEX-equivalent price of $84.98 per barrel, and 51 percent of its estimated NGL production of 74.8 million gallons at an average price of $0.88 per gallon. Energen this week added 8.4 Bcf of San Juan Basin hedges at an average NYMEX-equivalent price of $5.62 per Mcf.

Consolidated after-tax cash flows in 2010 are estimated to range from $616 million to $645 million. At Energen Resources, the company’s exploration and production subsidiary, 2010 after-tax cash flows are estimated to range from $538 million to $567 million. These funds will be used to finance Energen Resources’ identified capital spending of approximately $310 million. Together with an estimated $30 million of cash available at year-end 2009, Energen Resources is expected to have available for discretionary investment some $258 million to $287 million. Excess cash flows may be used to fund property acquisitions and other opportunities that may arise and/or pay down debt.

Key assumptions included in the guidance include:

•	A hedge position that covers 72 percent of estimated production;

•	Annual production of approximately 114 Bcfe;

•	Capital spending of $390 million, including $310 million by Energen Resources (ERC) and $80 million by Alagasco;

•	An average DD&A rate at ERC of $1.76 per Mcfe;

•	LOE, including production taxes, at ERC of $2.21 per Mcfe (base LOE and marketing and transportation costs of $1.75 per Mcfe);

•	General and administrative expense at ERC of 50 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on estimated average equity of $332 million;

•	Average diluted shares outstanding of 72.0 million.

Energen’s 2010 earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of capitalized unproved leasehold related to Alabama’s shale acreage.

2010 Hedge Position Summary

Energen Resources’ hedge position for 2010 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price

Natural Gas	52.8 Bcf	70.0 Bcf	75%	$8.03/Mcf

Oil	4.0 MMBbl	5.5 MMBbl	73%	$84.98/barrel

NGL	37.9 MMgal	74.8 MMgal	51%	$0.88/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2010 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price

San Juan Basin	37.8	$0.50 per Mcf	$7.77 per Mcf

NYMEX	14.9	—	$8.68 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price

Sour Oil (WTS)	2,383	$3.00 per barrel	$89.74 per barrel

NYMEX	1,646	—	$78.09 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Resources’ estimated 2010 production and hedge position by region and commodity are shown below.

Commodity	San Juan Basin		Permian Basin		Black Warrior Basin		N. LA/E. TX/Other
	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged

Gas (Bcf)	47.2	80%	4.0	—	13.0	80%	5.8	79%

Oil (MMBbl)	0.07	—	5.4	74%	—	—	0.03	—

NGL (MMgal)	55.1	69%	19.7	—	—	—	—	—

Total (Bcfe)	55.5	78%	39.4	61%	13.0	80%	5.9	76%

SENSITIVITY OF EARNINGS, CASH FLOWS TO COMMODITY PRICES CHANGES

Given Energen Resources’ current hedge position for 2010 and using the price assumptions given above for the company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2010 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $5.50 represents an estimated net income impact of approximately $0.7 million (1.0 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75 per barrel represents an estimated net income impact of approximately $0.7 million (1.0 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.81 per gallon represents an estimated net income impact of approximately $0.2 million (0.3 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

CAPITAL SPENDING

Energen Resources plans to invest approximately $310 million in capital in 2010, including an estimated $230 million in drilling capital, $58 million for pay-adds, surface facilities, etc.; and $15 million for exploration. Alagasco’s capital spending in 2010 is estimated to total $80 million, with some $50 million invested in normal system needs and $30 million in technology-related and other projects.

Exploration & Production Capital:

➢	Permian Basin

•	Drilling capital: $185 million

•	207 net wells (injectors and producers)

•	Other capital: $30 million

•	Pay-adds and recompletions, surface facilities, etc.

➢	San Juan Basin

•	Drilling capital: $42 million

•	25 net wells (24 horizontal/sidetracks)

•	Other capital: $23 million

•	Pay-adds and recompletions, surface facilities, gathering, etc.

➢	North Louisiana/East Texas

•	Drilling capital: $1.5 million

•	1.5 net wells

•	Other capital: $5 million

•	Pay-adds and recompletions

➢	Black Warrior Basin

•	Drilling capital: $0.5 million

•	1.0 net wells

•	Other capital: $0.2 million

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.